________________________________________________________________________________
                                                                    EXHIBIT 10.1



                           PURCHASE TERMS AGREEMENT



                           NOVASTAR FINANCIAL, INC.




              3,333,333 UNITS, EACH UNIT TO CONSIST OF ONE SHARE
            OF CLASS A CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE
                        AND ONE STOCK PURCHASE WARRANT





                            Dated December 6, 1996

                               TABLE OF CONTENTS
                               -----------------
SECTION 1.  ISSUANCE OF UNITS............................................  1
     1.1    Introduction.................................................  1
     1.2    Rights of Purchasers.........................................  2
     1.3    Legends......................................................  2

SECTION 2.  PLACEMENT AND SALE OF UNITS..................................  2
     2.1    Exclusive Rights; Purchase Price.............................  2
     2.2    Purchasers' Duties...........................................  2
     2.3    Solicitation of Potential Purchasers.........................  3
     2.4    Closing and Delivery of Payment..............................  3
     2.5    Placement Agent's Fees and Reliance..........................  4
     2.6    Failure to Close.............................................  5

SECTION 3.  CLOSING CONDITIONS...........................................  5
     3.1    Opinion of Counsel...........................................  5
     3.2    Officers' Certificate........................................  6
     3.3    Purchase Permitted by Applicable Laws;
            Legal Investment.............................................  7
     3.4    The Registration Rights Agreement............................  7
     3.5    The Warrant Agreement........................................  8
     3.6    Consents and Permits.........................................  8
     3.7    Information..................................................  8
     3.8    Acceptance of All Units......................................  8

SECTION 4.  CONDITIONS TO THE COMPANY'S OBLIGATIONS......................  8
     4.1    Executed Agreement...........................................  8
     4.2    Approved States..............................................  9
     4.3    Fulfillment of Other Obligations.............................  9

SECTION 5.  PURCHASER'S SPECIAL RIGHTS...................................  9
     5.1    Delivery Expenses............................................  9
     5.2    Taxes........................................................  9
     5.3    Mutilated, Lost and Stolen Certificates......................  9

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................ 10
     6.1    Organization, Standing and Qualifications.................... 10
     6.2    Authorization and Legality of Operative
            Documents and Units.......................................... 10
     6.3    Capitalization............................................... 11
     6.4    Full Disclosure.............................................. 11
     6.5    No Violation................................................. 11
     6.6    Projections.................................................. 12
     6.7    No Default................................................... 12
     6.8    Litigation; Labor Relations.................................. 12
     6.9    Title to Properties.......................................... 13

     6.10   Material Agreements..........................................  13
     6.11   No Material Adverse Change...................................  13
     6.12   Compliance With Laws.........................................  14
     6.13   Governmental Regulations.....................................  15
     6.14   Taxes........................................................  15
     6.15   Insurance....................................................  15
     6.16   Private Placement............................................  15
     6.17   ERISA........................................................  16
     6.18   No Violation of Regulations of Board of
            Governors of Federal Reserve System..........................  16
     6.19   Brokers......................................................  16
     6.20   Commodities..................................................  16
     6.21   Accounting...................................................  17
     6.22   Intellectual Property........................................  17
     6.23   Policies.....................................................  17

SECTION 7.  COVENANTS OF THE COMPANY.....................................  17
     7.1    Compliance with Representations and Warranties...............  17
     7.2    Sale of Other Securities.....................................  17
     7.3    144A Information.............................................  18
     7.4    Registration Rights Agreement................................  18
     7.5    Commodities..................................................  18
     7.6    Use of Proceeds..............................................  18
     7.7    Retention of Accountants.....................................  18
     7.8    Investment Company...........................................  18
     7.9    Material Increases in Management Compensation................  18
     7.10   Affiliated Transactions......................................  18
     7.11   Unrelated Lines of Business..................................  19
     7.12   Key Man Insurance............................................  19
     7.13   REIT Status..................................................  19
     7.14   Capital Allocation Guidelines and Hedge Policies.............  19
     7.15   Liquidation upon Approval of the Stockholders ...............  19
     7.16   Restrictions on Grants of Stockoptions ......................  19
     7.17   First Exception..............................................  20
     7.18   Second Exception.............................................  20
     7.19   Third Exception..............................................  20

SECTION 8.  INDEMNIFICATION..............................................  20
     8.1    Company's Indemnification....................................  20
     8.2    Conduct of Indemnification Proceedings.......................  21
     8.3    Contribution.................................................  22
     8.4    Additional Remedies..........................................  23

SECTION 9.  RIGHTS AND RESPONSIBILITIES OF PLACEMENT AGENT...............  23
     9.1    Responsibilities For Memorandum............................... 23
     9.2    Reliance.....................................................  23

     9.3    Rights of Placement Agent....................................  23
     9.4    PORTAL.......................................................  24

SECTION 10. DEFINITIONS..................................................  24

SECTION 11. MISCELLANEOUS................................................  26
    11.1    Notices......................................................  26
    11.2    Parties in Interest, Successors and Assigns..................  27
    11.3    Amendment and Waiver.........................................  27
    11.4    Counterparts.................................................  28
    11.5    Headings.....................................................  28
    11.6    Governing Law................................................  28
    11.7    Waiver of Trial by Jury......................................  28
    11.8    Entire Agreement.............................................  28
    11.9    Severability.................................................  28
    11.10   Public Disclosure............................................  28
    11.11   Survival.....................................................  29

EXHIBITS

EXHIBIT A -    Purchasers
---------
EXHIBIT B -    Subscription Agreement
---------
EXHIBIT C -    Company Counsel's Opinion
---------
EXHIBIT D -    Registration Rights Agreement
---------
EXHIBIT E -    Warrant Agreement
---------
EXHIBIT F -    Subsidiaries
---------
EXHIBIT G -    Licenses
---------
EXHIBIT H -    Legal Proceedings
---------

                           NOVASTAR FINANCIAL, INC.

                              __________________

                           PURCHASE TERMS AGREEMENT

                                3,333,333 Units

                              __________________

                                                                December 6, 1996

STIFEL, NICOLAUS & COMPANY, INCORPORATED
500 N. Broadway
St. Louis, Missouri 63102

Ladies and Gentlemen:

          NovaStar Financial, Inc., a Maryland corporation (the "Company"), hereby confirms its agreement (this "Agreement") with you as the placement agent (the "Placement Agent") as follows:

SECTION 1. ISSUANCE OF UNITS

     1.1  Introduction.  The Company proposes to issue and sell at the closing
          ------------
(the "Placement") an aggregate of up to 3,333,333 units (the "Units"), consisting of one share of Class A Convertible Preferred Stock, par value $0.01 per share of the Company ("Preferred Stock") and one Stock Purchase Warrant of the Company ("Warrant"), to the purchasers listed on Exhibit A attached hereto,
                                                     ---------
as it may be updated from time to time (collectively, the "Purchasers") pursuant to the terms of a Subscription and Purchase Agreement entered between the Company and each such Purchaser (collectively, the "Subscription Agreements"), an exemplar of which is attached hereto as Exhibit B. Unless otherwise defined
                                           ---------
in Section 10 or elsewhere in this Agreement, capitalized terms shall have the meanings ascribed thereto in the Memorandum.

          The shares of Preferred Stock which in part comprise the Units are herein called the "Preferred Shares." The Units, the Preferred Shares, the Warrants and the Common Stock issuable upon conversion of the Preferred Shares or the exercise of the Warrants are herein called the "Securities."

          The Preferred Shares pursuant to the terms of the Articles Supplementary will convert on a one-for-one basis (subject to certain anti-dilution provisions) to shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), upon the earlier to occur of (i) the closing of a firm commitment underwritten initial public offering of the Common Stock resulting in aggregate gross proceeds to the Company of at least Twenty Million Dollars ($20,000,000), at an offering price of not less than Fifteen Dollars ($15) per share, provided such gross proceeds and/or the price per share may be reduced upon the consent of the holders of at least two-thirds of the Preferred Stock, or (ii) at any time after three (3) years from the last closing of Units in the Placement, at the option of the holder.

          Each Warrant entitles the holders thereof for Fifteen Dollars ($15) to purchase one (1) share (subject to certain anti-dilution provisions) of the Company's Common Stock (a "Warrant Share"). The Warrants will become exercisable upon the earlier to occur of (i) the effectiveness of a Shelf Registration Statement registering the Securities together with the Common Stock issuable upon the conversion of the Preferred Stock and the Warrant Shares under the Securities Act, or (ii) six (6) months following the closing of a Qualified IPO. The Warrants will remain exercisable until 5:00 p.m. San Francisco time on the third anniversary of the date on which they become exercisable at the price provided for in the Warrant and the Warrant Agreement.

     1.2  Rights of Purchasers.  The Units will be offered and sold by the
          --------------------
Company directly to the Purchasers pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"). The Company agrees that the Placement Agent and the Purchasers are entitled to the benefit of and to rely upon the provisions of this Agreement which is incorporated by reference into the Subscription Agreements. As a condition to the Subscription Agreements, the Company and the Placement Agent are entering this Agreement to set forth their understanding as to their relationship and their respective rights, duties and obligations.

     1.3  Legends.  Upon original issuance thereof, and until such time as the
          -------
same is no longer required under the applicable requirements of the Securities Act, each Transfer Restricted Security shall contain a legend substantially similar to the legend set forth under the caption "Notice to Investors - Representations and Acknowledgements of Investors" in the Memorandum or as otherwise required pursuant to any of the Operative Documents.

SECTION 2. PLACEMENT AND SALE OF UNITS

     2.1  Exclusive Rights: Purchase Price.  From the date hereof until December
          --------------------------------
31, 1996 (which date may be extended by mutual agreement of the Company and the Placement Agent), the Company hereby grants to the Placement Agent the exclusive right to solicit prospective purchasers of the Units. As set forth in the Memorandum and the Subscription Agreements, the purchase price for each Unit shall be $15.00.

     2.2  Purchasers' Duties.  Each Purchaser intending to acquire Units will be
          ------------------
required to complete and execute a copy of the Subscription Agreement, together with a representation certificate required in connection with the Subscription Agreement. Each Subscription Agreement shall be independent of any other Subscription Agreement, and the obligation of one Purchaser to purchase Units under a Subscription Agreement shall be independent of, and not conditioned upon, the fulfillment of the obligations of any other Purchaser under its Subscription Agreement; provided,
                                                                     --------
however, that at the Closing subscriptions for a minimum of 1,000,000 Units must
-------
be accepted and carried out. The Company shall have the right to reject subscriptions for any reason and shall evidence its acceptance of a subscription by countersigning a copy of the Subscription Agreement and returning the same to the Placement Agent.

     2.3  Solicitation of Potential Purchasers. The Placement Agent agrees to
          ------------------------------------
solicit potential purchasers of the Units only from parties whom it has a reasonable basis to believe are either QIBs or institutional Accredited Investors or individual Accredited Investors and a limited number of non-Accredited Investors meeting the standards set forth in Rule 506(b)(2)(ii) of Regulation D of the Securities Act of 1933, as amended, residing in jurisdictions designated by the Company. The Placement Agent will only solicit potential purchasers in compliance with applicable federal and state securities laws. The Placement Agent agrees not to make any representation with respect to the Company other than as contained in the Memorandum. The Placement Agent agrees to furnish a certificate at Closing to the effect that they have complied with this Section 2.3. The Placement Agent may arrange for the solicitation of prospective purchasers by other Persons; provided, however, that (i) any compensation shall be received by such Person pursuant to Section 2.5, and (ii) each such Person shall comply with the representations set forth in this Section
2.3 and shall furnish a certificate at the Closing to the effect that it has complied with this Section 2.3. The Placement Agent agrees to promptly deliver or cause Persons acting on their behalf to deliver, a copy of the Memorandum to each Purchaser and prior to the Closing to deliver any subsequent supplements and exhibits thereto, if any.

     2.4  Closing and Delivery of Payment.
          --------------------------------

          2.4.1  Closing: Closing Date. The sale and purchase of the Units by
                 ---------------------
the Company to the Purchasers shall take place at a closing (a "Closing") at the offices of Tobin & Tobin, One Montgomery Street, 15th Floor, San Francisco, California 94104, at 8 a.m. (San Francisco Time) on December ___, 1996, or such other business day as may be agreed upon by the Company and the Placement Agent (the "Initial Closing Date"); and in subsequent Closing as agreed upon by the Company and the Placement Agent (each of the Initial Closing Date and all other closing dates being referred to herein as a "Closing Date"); provided, however,
                                                             --------  -------
that in no event will the Closing Date occur later than 11:59 p.m. (San Francisco Time) on December 31, 1996 unless consented to by the Purchasers. Payments by the Purchaser shall be payable in the manner set forth in the Subscription Agreements and shall be made prior to or on the Closing Date. If payments by the Purchasers are in the Company's name, the Company shall deposit the payment of such funds directly into the account set forth in this Section 2.4.

          2.4.2  Account. The Company will establish an account with its counsel
                 -------
entitled "Tobin & Tobin Re: Private Placement Closing" (the "Account"), The Company will deposit into the Account such funds received by it promptly upon receipt thereof prior to or on the Closing Date for the purchase of the Units.

          2.4.3  DTC. If a Purchaser is a QIB, on the Closing Date, and on the
                 ---
payment of the purchase price, the Purchaser will become either, at the Purchaser's election: (A)(i) the registered owner of the Units on the records of The Depository Trust Company ("DTC"), a limited purpose trust company arranged under the laws of the state of New York, and (ii) the owner of a beneficial interest in the Units issued in global book entry form and registered in the name of Cede & Co., as nominee for DTC, corresponding to the number of purchased Units acquired by the Purchaser, or (B) the holder of physical certificate(s) representing the Units.

          2.4.4  Physical Delivery. If a Purchaser is not a QIB, on the Closing
                 -----------------
Date and on the payment of the purchase price, the Purchaser will receive a physical certificate(s) representing the Units.

          2.4.5  Transfer Agent. The Company will deposit the certificates
                 --------------
representing the Units with the Transfer Agent prior to the Closing Date. The funds in the Account, except for an amount equal to the Placement Agent Commission (as defined in Section 2.5.1), will be immediately available to the Company upon the Closing on the Closing Date.

     2.5  Placement Agent's Fees and Reliance.
          ------------------------------------

          2.5.1  Placement Agent's Cash Commission.
                 ---------------------------------

                 (a) In connection with each transfer of Units to the Purchasers, other than those Purchasers described in Section 2.5.1(b) and 2.5.1(c), the Placement Agent shall have a right to payment from the Account of an amount equal to a commission of seven percent (7.0%) of the gross proceeds from the sale of the Units to such Purchasers, such commission to be the sole cash amount paid by the Company with respect to commissions or other compensation on such sales.

                 (b) In connection with each transfer of Units to the Purchasers who are General Electric Capital Corporation or Bank One Corporation or their affiliates, the Placement Agent shall have a right to payment from the Account of an amount equal to a commission of four percent (4.0%) of the gross proceeds from the sale of the Units to such Purchasers, such commission to be the sole cash amount paid by the Company with respect to commissions or other compensation on such sales.

                 (c) In connection with each transfer of Units to Purchasers consisting of Messrs. Scott F. Hartman, W. Lance Anderson, or their direct family members, the Placement Agent shall not be entitled to a commission from the transfer of the Units to such Purchasers; provided, however, the value of such Units transferred shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate.

          2.5.2  In addition to the Placement Agent's commission described in
Section 2.5.1, the Placement Agent shall have the right to receive Warrants in an amount equal to three percent (3%) of the Units sold to Purchasers described in Sections 2.5.1(a) and 2.5.1(b).

          2.5.3  Costs and Expenses. The Company agrees that, whether or not the
                 ------------------
Units are sold, it will pay all legal and other costs associated with the preparation of the offering materials, including, without limitation, the costs of preparing and reproducing the Memorandum and the Operative Documents and the legal fees and expenses of qualifying the offering under the Blue Sky laws.

          2.5.4  Allocation Between Placement Agent and other Persons. All
                 ----------------------------------------------------
Persons arranging sales of Units in accordance with the terms of this Agreement shall receive commissions or fees as the Placement Agent shall determine from the proceeds payable to the Placement Agent pursuant to Section 2.5.1 above.

     2.6  Failure to Close. If at the Closing any of the conditions of the
          ----------------
 Closing specified in this Agreement shall not have been fulfilled to the Placement Agent's satisfaction or if a Closing fails to occur on or before 11:59 p.m. (San Francisco Time) on December 31, 1996, the Placement Agent, notwithstanding anything to the contrary in this Agreement, shall be relieved of all further obligations under this Agreement without thereby waiving any rights it may have by reason of such nonfulfillment or failure. Nothing in this
 Section 2.6 shall operate to relieve the Company from any of its obligations under this Agreement.

SECTION 3. CLOSING CONDITIONS

          The obligations of each Purchaser and the Placement Agent on the Closing Date shall be subject to the accuracy at and as of the Closing Date of the representations and warranties of the Company contained in this Agreement, to the accuracy at and as of the Closing Date of the statements of the Company made in any certificates pursuant to this Agreement, to the performance by the Company of its obligations under this Agreement, to compliance at and as of the Closing Date by the Company with agreements herein contained and to the following further conditions:

     3.1  Opinion of Counsel.
          ------------------

          3.1.1. On the Closing Date, the Purchasers shall have received a favorable opinion, dated as of the Closing Date and addressed to the Purchasers, the Placement Agent and counsel to the Placement Agent from Tobin & Tobin, counsel for the Company, in the form and as to the matters set forth on Exhibit
                                                                        -------
C attached hereto ("Company Counsel's Opinion"). In rendering Company Counsel's
-
Opinion, counsel to the Company may rely as to factual matters upon certificates or other documents furnished by officers and directors of the Company (copies of which shall be delivered to the Placement Agent and counsel to the Placement Agent on behalf of the Purchasers) and by government officials, and upon such other documents as counsel to the Company deems appropriate as a basis for Company Counsel's Opinion. Counsel to the Company may specify the jurisdictions in which they are admitted to practice and that they are not admitted to practice in any other jurisdiction and are not experts in the law of any other jurisdiction. To the extent Company Counsel's Opinion concerns the laws of any other such jurisdiction counsel to the Company may rely upon the opinion of other counsel (reasonably satisfactory to counsel to the Placement Agent on behalf of the Purchasers) admitted to practice in such jurisdiction. Any such other opinion relied upon by counsel to the Company as aforesaid shall be addressed to the Purchasers, the Placement Agent and counsel to the Placement Agent.

          3.1.2 On the Closing Date, the Purchasers shall also have received a favorable opinion, dated as of the Closing Date and addressed to the Purchasers, the Placement Agent and counsel to the Placement Agent from Jeffers, Wilson & Shaff, LLP special tax counsel for the Company that the Company (exclusive of any taxable affiliates but taking into account the ownership and operation thereof) will be organized in confirmity with the requirements for qualification as a REIT pursuant to Sections 856-860 of the Internal Revenue Code of 1986, as amended, and the Company's proposed method of operation described in the Private Placement Memorandum will enable the Company (exclusive of any taxable affiliates but taking into account the ownership and operation thereof) to qualify and be in compliance with the REIT provisions of the Internal Revenue Code of 1996, as amended (the "Company's Tax Counsel's Opinion"). In rendering Company's Tax Counsel's Opinion, tax counsel to the Company may rely as to factual matters upon certificates or other documents furnished by officers and directors of the Company (copies of which shall be delivered to the Placement Agent and counsel to the Placement Agent on behalf of the Purchasers) and by government officials, and upon such other documents as counsel to the Company deems appropriate as a basis for Company's Tax Counsel's Opinion. Tax counsel to the Company may specify the jurisdictions in which they are admitted to practice and that they are not admitted to practice in any other jurisdiction and are not experts in the law of any other jurisdiction. To the extent Company's Tax Counsel's Opinion concerns the laws of any other such jurisdiction counsel to the Company may rely upon the opinion of other counsel (reasonably satisfactory to counsel to the Placement Agent on behalf of the Purchasers) admitted to practice in such jurisdiction. Any such other opinion relied upon by counsel to the Company as aforesaid shall be addressed to the Purchasers, the Placement Agent and counsel to the Placement Agent.

     3.2 Officers' Certificate. On the Closing Date, the Placement Agent shall
         ---------------------
have received a certificate addressed to the Purchasers, the Placement Agent and counsel to the Placement Agent, dated as of the Closing Date, of authorized representatives of the Company stating that to the best of their knowledge:

          3.2.1 The representations and warranties of the Company in this Agreement and the Subscription Agreements are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date and the

Company has complied with all of the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date as set forth therein.

          3.2.2 Such authorized representatives have carefully examined the Memorandum at the time of the execution of this Agreement and as of the Closing Date, and the Memorandum did not and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          3.2.3 Subsequent to the respective dates as of which the information is given in the Memorandum (except as contemplated in the Memorandum), there has been no material adverse change, or development involving a prospective material adverse change, in the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business; nor has there been any material change in the long-term debt of the Company or any of the Subsidiaries other than in the ordinary course of business; nor has the net liability or obligations (direct, contingent or otherwise) of the Company or any Subsidiary for borrowed money materially increased other than in the ordinary course of business; nor have there been any other material transactions entered into by the Company or any Subsidiary other than in the ordinary course of business, it being understood that the financing strategy of the Company and the Subsidiaries as described in the Memorandum is in the ordinary course of business; nor has any legal or government action, suit or proceeding been filed or threatened against the Company or any Subsidiary which could result in a material adverse change in the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

     3.3  Purchase Permitted by Applicable Laws: Legal Investment. With
          -------------------------------------------------------
respect to each Purchaser, the purchase of and payment for the Units (a) shall not be prohibited by any applicable law or governmental regulation, (b) shall not subject such Purchaser to any penalty or, in such Purchaser's reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation, and (c) shall be permitted by the laws and regulations of the jurisdictions to which such Purchaser is subject. The failure by one Purchaser to comply with this Section 3.3 shall only prevent the purchase by such Purchaser, and shall not have any effect on the other Purchasers in the Placement, except to the extent that it results in fewer than 1,000,000 Units being accepted by the Company in the Placement.

     3.4  The Registration Rights Agreement. The Company shall have
          ---------------------------------
entered into the registration rights agreement (the "Registration Rights Agreement") for the benefit of the Purchasers, dated the Closing Date and each Purchaser shall have received an original of the Registration Rights Agreement, duly executed by the Company, and counterparts, conformed as executed, of the Registration Rights Agreement and of this

Agreement. An exemplar of the Registration Rights Agreement is attached hereto as Exhibit D.
   ---------

     3.5  The Warrant Agreement. The Company shall have entered into the warrant
          ---------------------
agreement (the "Warrant Agreement") for the benefit of the Purchasers and the Placement Agent, dated the Closing Date, and each Purchaser and the Placement Agent shall have received an original, duly executed by the Company, and counterparts, conformed as executed, of the Warrant Agreement. An exemplar of the Warrant Agreement is attached hereto as Exhibit E.
                                            ---------

     3.6  Consents and Permits. The Company and each Subsidiary shall have
          --------------------
received all consents, permits and other authorizations, and made all such filings and declarations, as may be required from any Person pursuant to any law, statute, regulation or rule (federal, state, local and foreign), or pursuant to any agreement, order or decree to which the Company is a party or to which it is subject, in connection with the transactions contemplated by this Agreement.

     3.7  Information. Prior to or on the Closing Date, the Company shall have
          -----------
furnished to the Placement Agent such further information, certificates, opinions and documents addressed to the Purchasers, the Placement Agent and counsel to the Placement Agent, which the Placement Agent or counsel to the Placement Agent may reasonably request, including, without limitation, a complete set of the Operative Documents or any other documents or certificates required by this Section 3; and all proceedings taken by the Company in connection with the issuance, offer and sale of the Units as herein contemplated shall be satisfactory in form and substance to the Placement Agent and counsel to the Placement Agent. If any condition specified in this Section 3 shall not have been fulfilled when and as required in this Agreement, or if any of the opinions or certificates mentioned above or elsewhere in this Agreement shall not be satisfactory in form and substance to the Placement Agent or counsel to the Placement Agent, this Agreement may be cancelled by the Placement Agent by notice to the Company at any time at or prior to the Closing Date. Notice of such cancellation shall be given to the Company in writing or by telephone or telegraph confirmed in writing.

     3.8  Acceptance of All Units. Prior to or on the Closing Date, the Company
          -----------------------
shall have accepted offers to purchase not fewer than 1,000,000 Units, and the Company shall have a minimum of 100 persons holding Preferred Stock in order to qualify for tax treatment as a REIT under the Internal Revenue Code, as amended.

SECTION 4.  CONDITIONS TO THE COMPANY'S OBLIGATIONS

          The obligations of the Company to sell the Units to the Purchasers and consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

     4.1  Executed Agreement. The Company shall have received from the Placement
          ------------------
Agent an executed copy of this Agreement.

     4.2  Approved States. The Placement Agent shall not have offered the Units
          ---------------
to any individual Accredited Investors in any State other than States approved by the Company and States in which Blue Sky exemption clearance has been obtained according to counsel to the Company.

     4.3  Fulfillment of Other Obligations. The Placement Agent shall have
          --------------------------------
fulfilled all of its other obligations and duties required to be fulfilled under this Agreement prior to the Closing.

SECTION 5. PURCHASER'S SPECIAL RIGHTS

          The provisions of this Section 5 shall apply only to Transfer Restricted Securities; provided, however, that in the event Transfer Restricted
                       --------- --------
Securities shall cease to be Transfer Restricted Securities, any obligation existing and not satisfied under this Section 5 with respect to such Transfer Restricted Securities shall survive until such time as such obligation shall have been satisfied in full.

     5.1  Delivery Expenses. If a Purchaser shall surrender any certificate
          -----------------
representing any of the Transfer Restricted Securities to the Company for any reason, the Company will pay the cost of delivering to or from such Purchaser or such Purchaser's designee, insured to the Purchaser's satisfaction, each surrendered certificate and each certificate issued in substitution or replacement for such surrendered certificate.

     5.2  Taxes. The Company will pay all stamp and transfer taxes in connection
          -----
with the issuance, sale, delivery or transfer by the Company to the Purchasers of the Transfer Restricted Securities and the execution and delivery of the Operative Documents and any other agreements and instruments contemplated thereby and any modification of any of such Transfer Restricted Securities, Operative Documents or such other agreements and instruments and will hold the Purchaser harmless against any and all liabilities with respect to all such taxes. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company under this Section 5.2 shall survive the termination of this Agreement.

     5.3  Mutilated, Lost and Stolen Certificates. If any Transfer Restricted
          ---------------------------------------
Securities are mutilated, destroyed, lost or stolen, then the affidavit of an authorized representative of the respective Purchaser or holder reasonably satisfactory to the Company, setting forth the circumstances with respect to such mutilation, destruction, loss or theft, shall be accepted as satisfactory evidence thereof, and no indemnity, security or payment of charges or expenses shall be required as a condition to the execution and delivery by the Company or its transfer agent of a new certificate in substitution therefor, other than such Purchaser's or holder's unsecured written agreement, in form reasonably satisfactory to the Company, indemnifying the Company or its transfer agent with respect to such mutilated, destroyed, lost or stolen Transfer Restricted Securities.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents, warrants and covenants to the Purchasers, the Placement Agent and counsel to the Placement Agent, as of the date of this Agreement and pursuant to Section 3.2.1 as of the time of the Closing Date, as follows:

     6.1  Organization, Standing and Qualifications.
          -----------------------------------------

          6.1.1 The Company does not own or control, directly or indirectly, any corporation, association or other entity except as described in the Memorandum and listed on Exhibit F attached hereto (each, a "Subsidiary" and collectively,
              ---------
the "Subsidiaries"). The Company and each Subsidiary have been duly organized and are validly existing as a corporation in good standing under the respective laws of the state of their formation, with full power and authority (corporate and other) to own and lease their respective properties and conduct their businesses as currently conducted; the Company and each Subsidiary are operating in compliance with all authorizations, licenses, permits, consents, certificates and orders material to the conduct of their respective current business, all of which are valid and in full force and effect except as set forth in the Memorandum; the Company and each Subsidiary are duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership or leasing of properties or the conduct of their business requires such qualification, except for jurisdictions in which the failure to so qualify would not have a material adverse effect upon the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of Company and the Subsidiaries, taken as a whole; and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. A true, correct and complete list of all licenses and pending applications for licenses of the Company and each Subsidiary is set forth on Exhibit G attached
                                                            ---------
hereto (the "Licenses").

          6.12 The Company has all requisite power and authority to enter into and perform all its obligations under this Agreement and the other Operative Documents, to issue and sell the Units and to carry out the transactions contemplated hereby and thereby.

     6.2  Authorization and Legality of Operative Documents and Units.
          -----------------------------------------------------------

          6.2.1 This Agreement and the other Operative Documents have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company in accordance with their terms.

            6.2.2 The Units, the Preferred Stock and the Common Stock have been duly and validly authorized by the Company and, when issued and delivered against payment of the purchase price therefor as provided in this Agreement and the Warrant Agreement, as applicable, will be duly and validly issued, fully paid and nonassessable and will conform to the descriptions thereof in the Memorandum. Additionally, the Company has reserved a sufficient number of shares of Common Stock to permit (i) the conversion of the Preferred Stock on a one-for-one basis (subject to certain anti-dilution provisions) to shares of Common Stock in accordance with the terms of this Agreement and the Preferred Stock, and (ii) the issuance of shares of Common Stock upon exercise of the Warrants in accordance with the terms thereof.

     6.3    Capitalization.  The Company has an authorized and outstanding
            --------------
capital stock as set forth under the heading "Capitalization" in the Memorandum; the issued and outstanding shares of the capital stock of the Company and each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform to the description thereof contained in the Memorandum. Except as disclosed in or contemplated by the Memorandum, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The description of the Company's stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted and exercised thereunder, set forth in the Memorandum accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights.

     6.4    Full Disclosure.  The Memorandum is accurate in all material
            ---------------
respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Memorandum will be at the Closing Date accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     6.5    No Violation.  The making and performance of this Agreement, the
            ------------
Subscription Agreements, the Registration Rights Agreement, the Warrant Agreement, and the other Operative Documents by the Company and the consummation of the transactions herein and therein contemplated will not violate any provisions of the articles of incorporation or bylaws of the Company or any Subsidiary and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any Subsidiary or any of their respective properties (except for such conflicts, breaches, defaults or failures to comply which would not have a material adverse effect on the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole). No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement, the Subscription Agreements, the Registration Rights Agreement, the Warrant Agreement or any other Operative Document or the consummation of the transactions contemplated by this Agreement, the Subscription Agreements, the Registration Rights Agreement, the Warrant Agreement or any other Operative Document, except for compliance with applicable Blue Sky laws applicable to the distribution of the Units to the Purchasers and, with respect to consummation of the transactions contemplated by the Registration Rights Agreement, compliance with the registration requirements under the Securities Act and applicable Blue Sky laws.

     6.6    Projections.  The Company believes that the assumptions set forth in
            -----------
Appendix A of the Memorandum and under the heading "Financial Projections,
----------
Related Assumptions and Discussion" are reasonable, given current market conditions.

     6.7    No Default.  Except as disclosed in the Memorandum and except as to
            ----------
defaults which individually or in the aggregate would not be material to the Company and Subsidiaries, taken as a whole, neither the Company nor any Subsidiary is in violation or default of any provision of their respective certificate or articles of incorporation or bylaws, or is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its respective properties is bound; and there does not exist any state of facts which constitutes an event of default on the part of the Company or any Subsidiary as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default.

     6.8    Litigation; Labour Relations.  Except as disclosed in the
            ----------------------------
Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company's knowledge, threatened to which the Company or any Subsidiary is or may be a party or of which property owned or leased by the Company or any Subsidiary is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings might, individually or in the aggregate, prevent or adversely affect the transactions contemplated by this Agreement or result in a material adverse change in the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole; and no labor disturbance by the employees of the Company or any Subsidiary exists or is imminent which might be expected to affect adversely such condition, business, liquidity, properties, results of operations or prospects. Neither the Company nor any Subsidiary is a party or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body. A list of all legal or governmental actions, suits or proceedings pending or, to the best of the Company's knowledge threatened, to which the Company or any Subsidiary or any officer thereof is a party is set forth on Exhibit H attached hereto (the "Legal Proceedings").
         ---------

     6.9    Title to Properties.  Neither the Company nor any Subsidiary owns
            -------------------
any real property, except such property as may be held by the Company from time to time as the result of a defaulted loan and subsequent foreclosure. The Company and each Subsidiary have good and marketable title to all the properties and assets owned by it, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in the Memorandum or
(ii) those which are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company or any Subsidiary. The Company and each Subsidiary hold their respective leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company and the Subsidiaries, taken as a whole. Except as disclosed in the Memorandum, the Company and each Subsidiary own or lease all such properties as are necessary to their respective operations as now conducted.

     6.10   Material Agreements.  There are no contracts or other documents
            -------------------
required to be described in the Memorandum which have not been described. Each of the agreements referred to herein or described in the Memorandum in connection with the formation of the company (collectively, the "Formation Agreements"), including this Agreement, the employment agreement between the Company and Scott F. Hartman, and the employment agreement between the Company and W. Lance Anderson has been, or prior to the Closing Date will be, duly authorized, executed and delivered by the Company, Mr. Hartman and Mr. Anderson (including obtaining all necessary consents) and constitutes a valid and binding agreement; and none of the Company, Mr. Hartman and Mr. Anderson, any of the Subsidiaries, nor to the best of the Company's knowledge, any other party is, or upon the Closing Date will be, in breach of or in default under any Formation Agreement. The Company and each of the Subsidiaries, Mr. Hartman and Mr. Anderson has full legal right, power and authority to enter into each Formation Agreement as to which such person is a party and to consummate the transactions contemplated therein.

     6.11   No Material Adverse Change.  Since the respective dates as of which
            --------------------------
information is given in the Memorandum, and except as described in or specifically contemplated by the Memorandum: (i) neither the Company nor any Subsidiary has incurred any material liabilities or obligations, indirect, direct or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business or which could result in a material reduction in the future earnings of the Company and the Subsidiaries, taken as a whole; (ii) neither the Company nor any Subsidiary has sustained any material loss or interference with their respective business or properties from fire, flood, windstorm, accident or other calimity, whether or not covered by insurance; (iii) neither the Company nor any Subsidiary has paid or declared any dividends or other distributions with respect to its capital stock and neither the Company nor any Subsidiary is in default in the payment of principal or interest on any outstanding debt obligations; (iv) there has not been any change in the capital stock (other than the sale of the Units) or indebtedness material to the Company and the Subsidiaries (other than in the ordinary course of business); and (v) there has not been any material adverse change in the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

     6.12  Compliance With Laws.
           --------------------

           6.12.1 Neither the Company nor any Subsidiary has been advised, or has reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the respective jurisdicitons in which it is conducting business, including without limitation, all applicable local, state and federal enviornmental laws and regulations; except where failure to b eso in compliance would not materially adversely affect the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

           6.12.2 Each of the Company and the Subsidiaries (i) is or will be, as of the Closing Date, in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the costs, natural resources damages, property damages, personal injuries or penalties of any of the Company or any Subsidiary arising out of, based on or resulting from (a) the presence or release into the environment of any Hazardous Material at any location, whether or not owned by the Company or any Subsidiary or (b) any violation or alleged violation of any Environmental Law, which liability, alleged liability or potential liability is required to be disclosed in the Memorandum other than as disclosed therein, or which liability, alleged liability or potential liability, singly or in the aggregate, would have a material and adverse effect on the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

     6.13  Governmental Regulations. Neither the Company nor any Subsidiary is
           ------------------------
an "investment company" within the meaning of the Investment Company Act.

     6.14  Taxes. The Company and each Subsidiary have filed all necessary
           -----
federal, state and foreign income and franchise tax returns and have paid all taxes shown as due thereon; and neither Company nor any Subsidiary has knowledge of any tax deficiency which has been or might be asserted or threatened against the Company or any Subsidiary which could materially adversely affect the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

     6.15  Insurance. The Company and each Subsidiary maintain insurance of the
           ---------
types and in the amounts generally deemed adequate for their respective business, including, but not limited to, insurance covering real and personal property owned or leased by the Company and Subsidiaries against theft, damage destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

     6.16  Private Placement.
           -----------------

           6.16.1   Exemption.  The sale of the Units under the Subscription
                    ---------
Agreements is exempt from the registration and prospectus delivery requirements of the Securities Act. In the case of each offer or sale of the Units, no form of general solicitation or general advertising was used by the Company or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

           6.16.2   Sole Purchasers. Except for the Units being purchased by
                    ---------------
Messrs. Anderson and Hartman with promissory notes, the Purchasers are the sole purchasers of the Units. Except as set forth in the Memorandum, no securities of the same class as the Units have been issued and sold by the Company within the six (6)-month period immediately prior to the date of this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer the Units so as to bring the issuance and sale of the Units within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the sale of the Units would be integrated as a single offering for the purposes of the Securities Act, including, without limitation, Regulation D thereunder.

           6.16.3   Personal. The Company has made such reasonable inquiry as is
                    --------
necessary to a determination that each Purchaser is acquiring the Units for itself.

     6.17  ERISA.
           -----

           6.17.1   Section 4975. The execution and delivery of this Agreement,
                    ------------
the other Operative Documents and the sale of the Units to be purchased by the Purchasers will not involve any non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The representation made by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of the Purchasers' representations in the Subscription Agreements as to the source of the funds to be used by the Purchasers to purchase the Units.

           6.17.2   Benefit Plans. The Company and each Subsidiary do not, and
                    -------------
have never maintained any employee pension benefit plans or any employee welfare benefit plans. Neither the Company nor any Subsidiary has any obligation to make any payment to or with respect to any former employee of the Company or any Subsidiary pursuant to any retiree medical benefit or other welfare plan. As used in this Section 6.18, the terms "employee pension benefit plan" and "employee welfare benefit plan" shall have the meanings assigned to such terms in ERISA.

     6.18  No Violation of Regulations of Board of Governors of Federal Reserve
           --------------------------------------------------------------------
System. None of the transactions contemplated by this Agreement (including,
------
without limitation, the use of the proceeds from the sale of the Units) will violate or result in a violation of Section 7 of the Exchange Act or any regulation issued pursuant thereto. The services provided by the Placement Agent in connection with the offer and sale of the Units by the Company have been provided as part of the placement agent services rendered to the Company by the Placement Agent.

     6.19  Brokers. Except as set forth in the Memorandum, the Company has dealt
           -------
with no broker, finder, commission agent or other Person in connection with the sale of the Units and the transactions contemplated by this Agreement, other than the Placement Agent, and the Company is under no obligation to pay any broker's fee or commission in connection with such transactions, other than a fee payable to the Placement Agent for placement agent services rendered in connection with such transactions, which fees are the sole obligations of the Company.

     6.20  Commodities. Neither the Company nor any Subsidiary has invested in
           -----------
futures contracts, options on futures contracts or options on commodities except to the extent that the Company or such Subsidiary was exempt from the registration requirements of the Commodity Exchange Act, as amended (the "Commodity Act").

     6.21  Accounting. Each of the Company and the Subsidiaries currently
           ----------
maintain, and upon the Closing Date, each will maintain, a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to financial and corporate books and records is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     6.22  Intellectual Property. The Company and each Subsidiary have to the
           ---------------------
best of their respective knowledge, sufficient, or has sufficient rights in, trademarks, trade names, patent rights, copyrights, licenses, approval and governmental authorizations to conduct its business; the expiration of any trademarks, trade names, patent rights, copyrights, licenses, approvals or governmental authorizations or rights therein would not have a material adverse effect on the condition (financial or otherwise), business, liquidity, properties, results of operation or prospects of the Company and the Subsidiaries, taken as a whole; and neither the Company nor any Subsidiary has knowledge of any material infringement by any entity of trademarks, trade name rights, patent rights, copyrights, licenses, trade secrets or other similar rights of others, and there is no claim being made against any entity regarding any trademark, trade name, patent, copyright, license, trade secret or other infringement which could have a material adverse effect on the condition (financial or otherwise), business, liquidity, properties, results of operations or prospects of the Company and the Subsidiaries, taken as whole.

     6.23  Policies. The Company has prepared written policies for each policy
           --------
referenced in the Memorandum (with the exception of the capital allocation guidelines referenced in Section 7.14 hereof) and the Board of Directors of the Company has approved each such policy. A copy of each such policy has been delivered by the Company to counsel to the Company, the Placement Agent and counsel to the Placement Agent.

SECTION 7. COVENANTS OF THE COMPANY

          The Company covenants and agrees that:

     7.1  Compliance with Representations and Warranties. During the period from
          ----------------------------------------------
the date of this Agreement to the Closing Date, the Company shall use its best efforts and take all action necessary or appropriate to cause its representations and warranties contained in Section 6 hereof to be true as of Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of the Closing Date.

     7.2  Sale of Other Securities. The Company agrees not to sell, offer for
          ------------------------
sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Units in a manner that would require the registration under the Securities Act of the sale to the Purchasers of the Units.

     7.3  144A Information and Financial Information. For so long as any of the
          ------------------------------------------
Securities remain outstanding and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company agrees to make available to any beneficial owner of the Securities and any prospective purchaser of such Securities, the information required by Rule 144A(d)(4) under the Securities Act. In addition, the Company will furnish to all stockholders within the time periods required for comparable reports required by the Securities and Exchange Commission, annual reports containing financial statements audited by the Company's independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     7.4  Registration Rights Agreement: Warrant Agreement. The Company agrees
          ------------------------------------------------
to comply with its agreements as set forth in the Registration Rights Agreement and the Warrant Agreement.

     7.5  Commodities. The Company will not invest in futures contracts, options
          -----------
on futures contracts or options on commodities except to the extent that the Company is exempt from the registration requirements of the Commodity Act or has received a no action letter from the CFTC authorizing such investment.

     7.6  Use of Proceeds. The net proceeds from the sale of the Units will be
          ---------------
used solely for the purposes set forth in the Memorandum.

     7.7  Retention of Accountants. The Company will retain a "Big 6" Accounting
          ------------------------
Firm as qualified accountants for a period of not less than two years beginning on the Closing Date, to assist the Company in developing procedures and to annually conduct compliance reviews which relate to each quarterly period; provided, however, that, the first review shall occur at the time of the
--------  -------
Company's audit for the year ending December 31, 1996 and each additional review shall be provided in connection with the Company's fiscal year-end audit. The review shall be designed to determine the Company's exempt status under the Investment Company Act and compliance with the provisions of the Internal Revenue Code of 1986, as amended, applicable to real estate investment trusts ("REIT").

     7.8  Investment Company. The Company will not engage, or permit any
          ------------------
Subsidiary to engage, in any activity which would cause it or any Subsidiary to be an "investment company" under the provisions of the Investment Company Act.

     7.9   Material Increases in Management Compensation.  The Company shall not
           ---------------------------------------------
authorize, approve or permit any material increase in the compensation of any individual employed by the Company or any affiliate of the Company without the prior written consent of a majority of the Independent Directors.

     7.10  Affiliated Transactions.  The Company may not engage in transactions
           -----------------------
with affiliates of the Company or with affiliates of any entities owned or controlled by any employee, officer or director of the Company except to the extent that such transactions meet the following criteria: are in the ordinary course of business, the compensation therefor is fair and reasonable, and the overall terms and conditions thereof are not less favorable to the Company than the probable overall market-rate terms and conditions of a similar transaction with an unaffiliated person. Prior to entering into such transaction, such transaction shall be approved by a majority of the Independent Directors. Notwithstanding the foregoing, the Company shall have the right to engage in transactions with a wholly-owned subsidiary of the Company (including, without limitation, any so-called non-taxable subsidiary) and transactions with a so-called taxable subsidiary (to the extent that either or both of Mr. Hartman and Mr. Anderson own only a de minimis number of the total number of outstanding shares thereof), and transactions with General Electric Capital Corporation and its affiliates.

     7.11  Unrelated Lines of Business.  The Company shall not engage in any
           ---------------------------
lines of business beyond the scope of subprime lending and portfolio investing, and to the extent not a significant part of its business, prime lending, in each case limited to single-family residential and mortgage-backed securities. Such prohibition shall extend to, without limitation, investments in commercial and multi-family mortgages and mortgage-backed securities and other real estate investment trusts.

     7.12  Key Man Insurance.  The Company shall maintain, for a period of not
           -----------------
less than five (5) years from the Initial Closing Date, Key Man Life Insurance insuring each of Messrs. Hartman and Anderson, with a company with a Best's Rating of not less than B+, VII, in the amount of not less than Five Million Dollars ($5,000,000) with the Company named as beneficiary thereunder.

     7.13  REIT Status. The Company shall operate so as to qualify as a REIT in
           -----------
accordance with the requirements of Section 856-860 of the Internal Revenue Code of 1986, as amended, and shall elect to be taxed as a REIT beginning with its taxable year ending December 31, 1996. The Company shall thereafter not revoke its REIT election nor conduct its business and operations so as to fail to qualify as a REIT.

     7.14  Capital Allocation Guidelines and Hedge Policies.  The Company has
           ------------------------------------------------
adopted hedging policies to address the risk of interest rate fluctuations. Within forty-five (45) days after the Initial Closing Date management of the Company shall submit to the Company's Board of Directors capital allocation guidelines for its review and approval. The Company shall not amend the Company's hedging policy, or following adoption of the capital allocation guidelines, such capital allocation guidelines, without the prior written approval of a majority of the Independent Directors.

     7.15  Liquidation upon Approval of the Stockholders.  Prior to a Qualified
           ---------------------------------------------
IPO, the Company shall, upon the majority vote of the holders of the Common Stock and the Preferred Shares (voting together), undertake to liquidate the Company or sell the Company, as applicable.

     7.16  Restrictions on Grants of Stock Options.  The Company shall not
           ----------------------------------------
grant any awards prior to a Qualified IPO other than those awards described in or specifically contemplated by the Memorandum under the heading
"Management-Executive Compensation-Stock Option Plan."

     7.17  First Exception.  Following a Qualified IPO, the covenants of the
           ---------------
Company set forth in Sections 7.9, 7.10, 7.13 and 7.14 hereof may be waived or modified upon the majority vote of the Independent Directors.

     7.18  Second Exception. The covenants of the Company set forth in Sections
           ----------------
7.11 and 7.12 may be waived or modified (i) following a Qualified IPO upon the unanimous vote of the Company's Board of Directors, and (ii) one (1) year following a Qualified IPO upon the majority vote of the Independent Directors.

     7.19  Third Exception.  In addition, any of the covenants contained in
           ---------------
Sections 7.9 through 7.16 may be waived upon the vote of holders of two-thirds of the voting power of the Preferred Stock.

SECTION 8.  INDEMNIFICATION

     8.1   Company's Indemnification.  The Company agrees to indemnify and hold
           -------------------------
harmless each Purchaser (each such Purchaser shall be an "Indemnified Purchaser") and the Placement Agent and each person that controls each Indemnified Purchaser and each Placement Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and agents, employees, officers and directors or any such controlling person of any Indemnified Purchaser and Placement Agent (each such indemnified party, an "Indemnified Party") from and against any and all losses, claims, damages, judgments, liabilities or expenses, joint or several, to which such Indemnified Party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Memorandum, arise out of or are based upon the omission or alleged omission to state in the Memorandum a material fact required to be stated therein or necessary to make the statements in the Memorandum not misleading, or arise out of or are based in whole or in part on any failure of the Company to perform its obligations hereunder or under the Subscription Agreements or under law; and will reimburse each Indemnified Party for any legal and other expenses as such expenses are reasonably incurred by such Indemnified Party in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that
                                                        --------  -------
the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Memorandum about an Indemnified Party in reliance upon and in conformity with the information furnished to the Company in writing by such Indemnified Party expressly for use therein. In addition to its other obligations under this Section 8.1, the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, or failure to perform its obligations hereunder, all as described in this Section 8.1, it will reimburse each Indemnified Party on a quarterly basis for all reasonable legal or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company's obligation to reimburse each Indemnified Party for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, each Indemnified Party shall promptly return it to the Company together with interest, determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Bank of America NT&SA, San Francisco, California (the "Prime Rate"). Any such interim reimbursement payments which are not made to an Indemnified Party within 30 days of a request for reimbursement, shall bear interest at the Prime Rate from the date of such request.

     8.2  Conduct of Indemnification Proceedings. Promptly after receipt by an
          --------------------------------------
indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if
                                                           --------  -------
the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

     8.3  Contribution. If the indemnification provided for in this Section 8 is
          ------------
required by its terms, but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under Sections 8.1 or 8.2 in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to herein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Placement Agent from the Placement, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Placement Agent in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The respective relative benefits received by the Company and the Placement Agent shall be deemed to be in the same proportion, in the case of the Company, as the total price paid to the Company for the Units sold by the Company to the Purchasers (net of the Placement Agent commission set forth in Section 2.5, but before deducting expenses), and in the case of the Placement Agent as the Placement Agent commission received by it bears to the total of such amounts paid to the Company and received by the Placement Agent as a commission. The relative fault of the Company and the Placement Agent shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged untrue statement of a material fact or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or the Placement Agent and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8.2, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8.2 with respect to notice of commencement of any action shall apply if a claim for contribution is made under this Section 8.3; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8.2 for purposes of indemnification. The Company and the Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 8.3 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this
Section 8.3. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in this Section
8.3 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. In no event shall the liability of the Placement Agent hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by the Placement Agent upon the sale of the Units giving rise to such indemnification obligation. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

     8.4  Additional Remedies.  The indemnity and contribution agreements
          -------------------
contained in this Section 8 are in addition to any liability that any indemnifying party may otherwise have to any indemnified party.

SECTION 9.  RIGHTS AND RESPONSIBILITIES OF PLACEMENT AGENT

     9.1  Responsibilities For Memorandum.  The Company has prepared the
          -------------------------------
Memorandum and the Placement Agent is not responsible for any information contained therein. The Placement Agent undertakes no responsibility of any kind, including fiduciary responsibility, on behalf of any Purchaser and the Placement Agent is not acting on any Purchaser's behalf.

     9.2  Reliance.  In performing their duties under this Agreement, the
          --------
Placement Agent will be entitled to rely upon any notice, signature or writing which they shall in good faith believe to be genuine and to be signed or presented by a proper party or parties. In particular, the Placement Agent will be entitled to rely on any instruction regarding disposition of funds or Units in the Account which they shall in good faith believe to be genuine and to be signed by any officer of the Company listed in the Memorandum. The Placement Agent may consult with Placement Agent's counsel or counsel of any of the other parties hereto and will not be held liable for any action taken or omitted to be taken in good faith on advice of such counsel. The Placement Agent may rely on any opinions or certificates delivered to the Purchasers and may rely upon such other certificates or documents delivered to either the Purchasers or the Placement Agent.

     9.3  Rights of Placement Agent.  In connection with the performance of
          -------------------------
their duties under this Agreement, the Placement Agent shall not be liable for any error of judgment or any action taken or omitted to be taken unless the Placement Agent was grossly negligent or engaged in willful misconduct in connection with such performance or non-performance. No provision of this Agreement will require the Placement Agent to expend or risk its own funds or otherwise incur any financial liability on behalf of the Purchasers in connection with the performance of any of their duties hereunder. The Placement Agent will not be under any obligation to exercise any of the rights or powers vested in it by this Agreement.

     9.4  PORTAL.  The Placement Agent shall use its commercially reasonable
          ------
efforts to have the Units designed as PORTAL securities.


SECTION 10.    DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings:

          Account:  See Section 2.4.2
          -------

          Accredited Investors:  "Accredited investors" as defined in Regulation
          --------------------
D under the Securities Act.

          Agreement:  This Agreement between the Company and the Placement
          ---------
Agent.

          Awards:  The grant by the Company of qualified incentive stock
          ------
options, stock options not so qualified, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards and dividend equivalent rights.

          Closing:  See Section 2.4.1.
          -------

          Closing Date:  See Section 2.4.1.
          ------------

          Company: See the preamble hereto.
          -------

          Company Counsel's Opinion: See Section 3.1.1.
          -------------------------

          Company's Tax Counsel's Opinion: See Section 3.1.2.
          -------------------------------

          Common Stock: See Section 1.1.
          ------------

          ERISA:  The Employee Retirement Income Security Act of 1974, as
          -----
amended.

          Exchange Act: The Securities Act of 1934, as amended.
          ------------

          Independent Director: A director of the Company who is not an officer
          --------------------
or employee of the Company or any affiliate (excluding General Electric Capital Corporation and its affiliates) or subsidiary of the Company.

          Initial Closing Date: See Section 2.4.1.
          --------------------

          Investment Company Act: The Investment Company Act of 1940, as
          ----------------------
amended.

          Memorandum: The Private Placement Memorandum, dated October 15, 1996,
          ----------
as supplemented, relating to the Company and the Units and all supplements and amendments thereto and all agreements, exhibits, schedules or other attachments thereto as such agreements, exhibits, schedules or attachments may have been amended.

          Operative Documents: This Agreement, the Subscription Agreements, the
          -------------------
Warrant Agreement and the Registration Rights Agreement collectively, together with any exhibits, schedules or other attachments thereto.

          Person: An individual, partnership, corporation, trust or
          ------
unincorporated organization or a government or agency or political subdivision thereof.

          Placement: See Section 1.1.
          ---------

          Placement Agent: Stifel, Nicolaus & Company, Incorporated.
          ---------------

          Preferred Shares: See Section 1.1.
          ----------------

          Preferred Stock: See Section 1.1.
          ---------------

          OIB's: "Qualified institutional buyers" as defined in Rule 144A under
          -----
the Securities Act.

          Qualified IPO: A firm commitment underwritten initial public offering
          -------------
of Common Stock resulting in aggregate gross proceeds to the Company of at least Twenty Million Dollars ($20,000,000) and a price of at least Fifteen Dollars ($15) or such lesser amount of proceeds and/or lower price per share as may be approved by the holders of two-thirds of the Preferred Stock.

          Registration Rights Agreement: See Section 3.4.
          -----------------------------

          Rule 144: Rule 144 as promulgated by the Securities and Exchange
          --------
Commission under the Securities Act, and any successor rule or regulation thereto.

          Rule 144A: Rule 144A as promulgated by the Securities and Exchange
          ---------
Commission under the Securities Act, and any successor rule or regulation thereto.

          Securities: See Section 1.1.
          ----------

          Securities Act: The Securities Act of 1933, as amended.
          --------------

          Subsidiaries: See Section 6.1.
          ------------

          Transfer Agent: The Company, or its designee, as transfer agent and
          --------------
registrar of the Units.

          Transfer Restricted Securities: The Securities, shares of Common
          --------------------------------
Stock issuable upon the conversion of the Preferred Shares and the Warrant Shares acquired by the holder thereof than pursuant to an effective registration under Section 5 of the Securities Act or pursuant to Rule 144; provided that, Securities, shares of Common Stock issuable upon the conversion of the Preferred Shares and the Warrants Shares which may be issuable upon the exercise of the Warrants that have ceased to be a Transfer Restricted Security cannot thereafter become a Transfer Restricted Security.

          Units: See Section 1.1.
          -----

          Warrant: See Section 1.1.
          -------

          Warrant Agreement: See Section 3.5.
          -----------------

          Warrant Share: See Section 1.1.
          -------------

SECTION 11. MISCELLANEOUS

     11.1 Notices. Prior to the Closing, and thereafter with respect to matters
          -------
pertaining to this Agreement only, all notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telex, telecopier or overnight air courier guaranteeing next day delivery:

          (a)  if to the Placement Agent, to:

               Stifel, Nicolaus & Company, Incorporated
               500 North Broadway, Suite 1500
               St. Louis, Missouri 63102
               Telecopier: (314) 342-2775
               Telephone:  (314) 342-2000
               Attn: Mr Rick E. Maples

with a copy to

               O'Melveny & Myers LLP
               275 Battery Street, 26th Floor

                    San Francisco, California 94111
                    Telecopier:  (415) 984-8701
                    Telephone:   (415) 984-8833
                    Attn:  Peter T. Healy, Esq.

               (b)  if to the Company, to:

                    NovaStar Financial, Inc.
                    1900 W. 47th Place, Suite 205
                    Westwood, Kansas 66205
                    Telecopier:  (913) 362-1011
                    Telephone;   (913) 362-1090
                    Attn:  Mr. Scott F. Hartman

with a copy to:

                    Tobin & Tobin
                    One Montgomery Street, 15th Floor
                    San Francisco, California 94104
                    Telecopier:  (415) 433-3883
                    Telephone:   (415) 772-9679
                    Attn:  Phillip R. Pollock, Esq.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; the next business day after being telecopied; or the next business day after timely delivery to a courier, if sent by overnight air courier guaranteeing next day delivery. From and after the Closing, the foregoing notice provisions shall be superseded by any notice provisions of the Operative Document under which notice is given. The Placement Agent, the Company, and their respective counsel, may change their respective notice addresses from time to time by written notice to all of the foregoing persons.

     11.2  Parties in Interest, Successors and Assigns.  This Agreement is made
           -------------------------------------------
solely for the benefit of the Placement Agent, counsel to the Placement Agent, the Purchasers and the Company and any person controlling the Placement Agent, the Purchasers or the Company and their respective executors, administrators, successors and assigns; and no other person shall acquire or have any right under or by virtue of this Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent holders of Transfer Restricted Securities.

     11.3  Amendment and Waiver.  Prior to the Closing Date, this Agreement and
           --------------------
the other Operative Documents may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing, signed by the Placement Agent and the Company, and delivered to each Purchaser for their review and approval. Thereafter, this Agreement and the other Operative Documents, respectively, may only be so amended, and such waivers be given by a vote of the holders of two-thirds of the Preferred Shares, or as provided in the applicable Operative Document, respectively.

     11.4  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     11.5  Headings.  The headings in this Agreement are for convenience of
           --------
reference only and shall not limit or otherwise affect the meaning hereof.

     11.6  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
           -------------
ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAWS PERTAINING TO CONFLICTS OF
LAWS) OF THE STATE OF NEW YORK.

     11.7  Waiver of Trial by Jury.  The Company, the Placement Agent, and each
           -----------------------
of the Purchasers hereby irrevocably waive any right they may have to a trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies arising under or in connection with this Agreement, any of the other Operative Documents, or the transactions contemplated hereby, whether grounded in tort, contract or otherwise.

     11.8  Entire Agreement.  This Agreement, together with the other Operative
           ----------------
Documents and the Engagement Letter by and between the Company and the Placement Agent, dated July 23, 1996 (the "Engagement Letter"), is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, together with the other Operative Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement does not supersede the terms of the Engagement Letter and the terms hereof are supplementary to the terms of the Engagement Letter.

     11.9  Severability.  In the event that any one or more of the provisions
           -----------
contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Placement Agent's and the Purchasers' rights and privileges shall be enforceable to the fullest extent permitted by law.

     11.10  Public Disclosure. The Company covenants that it will take all
            -----------------
reasonable actions necessary to keep the Placement Agent's and each Purchaser's identity confidential, and will not disclose the Purchaser's identity as an investor in the Company in any public announcement, governmental filing or otherwise without the Purchaser's prior written consent unless such disclosure is (a) required under the Securities Act in connection with the registration of the Units as contemplated by the Registration Rights Agreement, or (b) compelled by law or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company will give written notice to the Placement Agent and the Purchaser describing in all reasonable detail the proposed content of such disclosure and will afford the Placement Agent and the Purchaser in good faith an opportunity to suggest modifications in the form and substance of such proposed disclosure.

     11.11  Survival. The Placement Agent and the Company, respectively, agree
            --------
that the representations, warranties and agreements made by each of them in this Agreement and in any certificate or other instrument delivered pursuant hereto shall remain in full force and effect and shall survive the delivery and payment for the Units.

            If this Agreement is satisfactory to you, please so indicate by signing the acceptance of this Agreement and deliver such counterpart to the Company whereupon this Agreement will become binding between us in accordance with its terms.

                                        Very truly yours,

                                        NOVASTAR FINANCIAL, INC.

                                        By: /s/ Scott F.Hartman
                                            ------------------------
                                        Its:   Secretary
                                             -----------------------


STIFEL, NICOLAUS & COMPANY, INCORPORATED, as Placement Agent

By: /s/ Patrick ???
    ----------------------
Its: VP
     ---------------------